UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): December 29, 2021

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed, on July 26, 2021, Avenue Energy Opportunities Fund II AIV, L.P. (“AEOF”), a stockholder of Diamond Offshore Drilling, Inc. (the “Company”), and AEOF’s investment manager, Avenue Capital Management II, L.P. (collectively with AEOF, “Avenue Capital”), filed a complaint against the Company to compel an annual meeting of stockholders pursuant to 8 Del. C. Section 211(c) before the Court of Chancery of the State of Delaware (the “Court”, and such proceeding, the “Litigation”). As previously disclosed, on August 31, 2021, the Company and Avenue Capital agreed to settle the complaint. At the request of the parties, on September 1, 2021, the Court ordered the action dismissed with prejudice.

The Company scheduled its annual meeting of stockholders to be held on January 21, 2022 (the “Annual Meeting”). On November 18, 2021, Avenue Capital delivered to the Company a purported notice of nominations with respect to the election of Class I directors at the Annual Meeting (the “Nominations Notice”). The Company notified Avenue Capital that the Nominations Notice was invalid because neither the Nominations Notice nor Avenue complied with the requirements set forth in the Company’s Bylaws, and therefore the notice could not be accepted. On November 30, 2021, Avenue Capital filed a Motion to Enforce Settlement Agreement in the Litigation (including related motions, the “Motion to Enforce”), seeking an order compelling the Company to accept the Nominations Notice.

On December 29, 2021, the Company and Avenue Capital entered into an agreement providing for the settlement of any and all disputes among them relating to the Litigation, the Nominations Notice and the Motion to Enforce, without any admissions of guilt, liability, obligation or otherwise (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Nominations Notice and the related demand by Avenue Capital to review certain books and records of the Company under Section 220 of the Delaware General Corporation Law are deemed withdrawn, and the Motion to Enforce and all other pending motions in the Litigation will be withdrawn.

Under the terms of the Settlement Agreement, Avenue Capital is subject to customary standstill restrictions during the period from December 29, 2021 until the earlier of (x) the date that is 30 days prior to the deadline for the submission of stockholder nominations of director candidates for the Company’s 2023 annual meeting of stockholders and (y) any public announcement by the Company of an extraordinary transaction (the “Standstill Period”).

Under the Settlement Agreement, during the Standstill Period, Avenue Capital has agreed to cause its common stock in the Company to be present for quorum purposes at any meeting of the Company’s stockholders at which directors are elected and to vote in favor of the slate of directors nominated by the Board for election. In addition, the Company has agreed that in the event a vacancy on the Board arises as a result of certain events occurring prior to the one-year anniversary of the Settlement Agreement, the Company will appoint one director designated by Avenue Capital to fill such vacancy.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Settlement Agreement, dated December 29, 2021, by and among Diamond Offshore Drilling, Inc., Avenue Capital Management II, L.P. and Avenue Energy Opportunities Fund II AIV, L.P.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2021	DIAMOND OFFSHORE DRILLING, INC.

	By:	/s/ David L. Roland
David L. Roland Senior Vice President, General Counsel and Secretary